                                                                      EXHIBIT 12



                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


                                                                  Six Months
                                                                 Ended June 30
                                                           -------------------------
                                                           1995(1)            1996
                                                           -------            ------
Income From Continuing Operations Before Income
 Taxes, Undistributed Earnings from Affiliated
 Companies and Minority Interest......................     $595.0             $735.6

Interest Expense......................................      257.4              233.6

Capitalized Interest..................................      (39.0)             (34.7)

One-Third of Rents Payable in the Next Year...........       25.6               26.9
                                                           ------             ------

Income From Continuing Operations Before Income
 Taxes, Undistributed Earnings from Affiliated
 Companies, Minority Interest, Interest and
 One-Third of Rents...................................     $839.0             $961.4
                                                           ======             ======

Interest Expense......................................     $257.4             $233.6

One-Third of Rents Payable in the Next Year...........       25.6               26.9
                                                           ------             ------

Interest Expense plus One-Third of Rents..............     $283.0             $260.5
                                                           ======             ======

Ratio of Earnings to Fixed Charges....................  2.96 to 1          3.69 to 1
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(1)  The results for 1995 include a special charge ($140.6 million before income taxes), recorded by the Company's Chemical Waste Management, Inc. subsidiary, primarily related to a writeoff of certain investments in hazardous waste treatment and processing technologies and facilities. Excluding the effect of this charge, the ratio of earnings to fixed charges would be 3.46 to 1.